Exhibit 4.4

FIFTH SUPPLEMENTAL INDENTURE

FIFTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 7, 2022, between Maxim Integrated Products, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of June 10, 2010 (the “Base Indenture”), as supplemented by the fourth supplemental indenture, dated as of June 15, 2017, between the Company and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of the Company’s 3.450% Senior Notes due 2027 (the “Notes”);

WHEREAS, $500,000,000 in aggregate principal amount of the Notes is currently outstanding;

WHEREAS, subject to certain exceptions, Section 9.02 of the Base Indenture and Section 11 of the Notes provide, among other things, that the Indenture may be amended, with respect to the Notes, with the consent of holders of a majority in the aggregate principal amount of the Notes;

WHEREAS, Analog Devices, Inc., a Massachusetts corporation (“ADI”), has (i) offered to exchange the Notes for new 3.450% Senior Notes due 2027 issued by ADI (the “Exchange Notes”) and cash (the “Exchange Offer”) and (ii) solicited consents (the “Consent Solicitation”), on behalf of the Company, from certain holders of the Notes to amend the Indenture as set forth in Article I hereof, upon the terms and subject to the conditions set forth in the Offering Memorandum and Consent Solicitation Statement, dated September 8, 2022 (the “Offering Memorandum”);

WHEREAS, the Company has received evidence of the consent of holders of a majority in the aggregate principal amount of the Notes outstanding, which consents have not been withdrawn, to the execution and delivery of this Supplemental Indenture pursuant to the Exchange Offer and the Consent Solicitation;

WHEREAS, the Company requests the Trustee to join with it in the execution and delivery of this Supplemental Indenture, and, in accordance with Section 9.05 of the Base Indenture, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture (i) evidence of the consent of the holders of a majority in the aggregate principal amount of the Notes outstanding, which consents have not been withdrawn, to the execution and delivery of this Supplemental Indenture pursuant to the Exchange Offer and the Consent Solicitation and (ii) delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto, including by a resolution of the Board of Directors of the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the holders of the Notes:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

SECTION 1.1 AMENDMENTS TO ARTICLE SIX OF THE BASE INDENTURE. Clauses (d), (e), (f), (g) and (h) of Section 6.01 (Events of Default) of the Base Indenture are hereby deleted in their entirety and replaced with “[Intentionally Omitted],” and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

SECTION 1.2 AMENDMENTS TO ARTICLES FOUR AND FIVE OF THE FOURTH SUPPLEMENTAL INDENTURE. The Fourth Supplemental Indenture is hereby amended by deleting the following Sections of the Fourth Supplemental Indenture and all references and definitions related solely thereto in their entirety (except as otherwise indicated):

•	Section 4.01 (Limitation on Liens);

•	Section 4.02 (Limitation on Sale and Lease-Back Transactions);

•	Section 4.03 (Offer to Purchase Upon Change of Control Triggering Event); and

•	Section 5.01 (Merger, Consolidation or Sale of Assets) (except with respect to the first sentence).

All such deleted Sections are replaced with “[Intentionally Omitted].”

SECTION 1.3 AMENDMENTS TO NOTES. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

SECTION 2.1 TRUST INDENTURE ACT CONTROLS. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by TIA Section 318(c), the imposed duties will control.

SECTION 2.2 GOVERNING LAW. THE INTERNAL LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 2.3 SUCCESSORS. All agreements of the Company in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors.

SECTION 2.4 SEVERABILITY. In case any provision in this Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 2.5 COUNTERPART ORIGINALS.

This Supplemental Indenture may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The parties hereto agree that this Supplemental Indenture, any documents to be delivered pursuant to this Supplemental Indenture and any notices hereunder may be transmitted between them by facsimile or electronic format (e.g., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or any agreement entered into in connection herewith shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act (e.g. DocuSign).

The Company agrees to assume all risks arising out of the use of electronic or digital signatures and electronic methods to submit any communications to the Trustee, including the risk of the Trustee acting on unauthorized instructions and the risk of interception and misuse by third parties.

SECTION 2.6 HEADINGS. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.7 VALIDITY OR SUFFICIENCY OF SUPPLEMENTAL INDENTURE. The Trustee is not responsible for the validity or sufficiency of this Supplemental Indenture, or for the recitals contained herein.

SECTION 2.8 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 2.9 RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect, including, without limitation, the legal and covenant defeasance provisions set forth in Sections 11.02 and 11.03 thereof, which shall apply in respect of the Notes; provided that references in Section 11.02(c) and Section 11.03(b) of the Base Indenture to “holders” shall be deemed to refer to “beneficial owners”. This Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 2.10 INSTRUCTION BY ELECTRONIC MEANS. The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. For the purpose of this Section 2.10, “Electronic Means” means the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

MAXIM INTEGRATED PRODUCTS, INC.

By:	/s/ Prashanth Mahendra-Rajah
Name: Prashanth Mahendra-Rajah
Title: President

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Jocelyn Strong
Name: Jocelyn Strong
Title: Vice President

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